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                                                                     Exhibit 23

[PRICEWATERHOUSECOOPERS LETTERHEAD]


                      CONSENT OF INDEPENDENT ACCOUNTANTS




The Board of Directors of FirstMerit Corporation

We consent to incorporation by reference in Registration Statement Nos. 33-7266, 33-47074, 33-47147, 33-57076, 33-57557, 333-57439, 333-63797 and
333-78953 on Forms S-8, of our report dated January 31, 2000, relating to the consolidated balance sheets of FirstMerit Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1999, which report appears in the 1999 Annual Report on Form 10-K of FirstMerit Corporation.


/s/ PricewaterhouseCoopers LLP


Cleveland, Ohio
March 10, 2000